Exhibit 99.1

Twelve Months Ended December 31, 2025
Net Sales:
Residential	$2,501,337
Commercial & Industrial	1,760,456
Segment Total	4,261,793
Corporate and Eliminations	(52,646)
Net Sales	$4,209,147

Cost of Goods Sold:
Residential	$1,348,894
Commercial & Industrial	1,301,162
Segment Total	2,650,056
Corporate and Eliminations	(52,646)
Cost of Goods Sold	$2,597,410

Operating Expenses:
Residential	$844,288
Commercial & Industrial	396,729
Segment Total	1,241,017
Corporate and Eliminations	81,529
Operating Expenses	$1,322,546

Other Segment Items:
Residential	$(249,919)
Commercial & Industrial	(137,238)
Segment Total	(387,157)
Corporate and Eliminations	(39,194)
Other Segment Items (1)	$(426,351)

Adjusted EBITDA:
Residential	$558,074
Commercial & Industrial	199,635
Segment Total	757,709
Corporate and Eliminations	(42,167)
Adjusted EBITDA	$715,542

Adjusted EBITDA to income before provision for income taxes reconciliation:
Interest expense	$(70,697)
Depreciation and amortization	(194,835)
Non-cash write-down and other adjustments (2)	(6,636)
Non-cash share-based compensation expense (3)	(49,947)
Transaction costs and credit facility fees (4)	(3,976)
Business optimization and other charges (5)	(7,301)
Provision for legal, regulatory, and other costs (6)	(157,981)
Change in fair value of investments (7)	(20,610)
Loss on refinancing of debt (8)	(1,225)
Other	(3,274)
Income before provision for income taxes	$199,060

(1) Other segment items primarily represent adjustments for depreciation and amortization and the following items defined below: Non-cash write-down and other adjustments; Non-cash shared-based compensation expense; Transaction costs and credit facility fees; Business optimization and other charges; Provision for legal, regulatory, and other costs.

(2) Includes gains/(losses) on the disposition of assets other than in the ordinary course of business, gains/(losses) on sales of certain investments, unrealized mark-to-market adjustments on commodity contracts, certain foreign currency related adjustments, and certain purchase accounting and contingent consideration adjustments.

(3) Represents share-based compensation expense to account for stock options, restricted stock, and other stock awards over their respective vesting periods.

(4) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, together with certain fees relating to our senior secured credit facilities, such as administrative agent fees and credit facility commitment fees under our Amended Credit Agreement.

(5) Represents severance and other restructuring charges related to the consolidation of certain operating facilities and organizational functions.

(6) Represents litigation, regulatory and other matters that are not indicative of our ongoing operations.

(7) Represents non-cash losses primarily from changes in the fair value of the Company's investment in Wallbox N.V. warrants and equity securities.

(8) The loss represents the third-party costs and the write-off of certain deferred financing costs in connection with the refinancing of the Tranche A Term Loan Facility and Revolving Debt Facility.